Exhibit 10.7

AMENDMENT NO. 1 TO INVESTMENT AGREEMENT

This AMENDMENT NO. 1, effective as of August 18, 2009 (this “Amendment”), amends and modifies that certain Investment Agreement, dated as of August 20, 2008 (the “Investment Agreement”), among X-Rite, Incorporated (the “Company”), Sagard Capital Partners, L.P. (“Sagard”) and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. (collectively, “Tinicum”) (Sagard and Tinicum each an “Investor” and collectively, the “Investors”). All capitalized terms used in this Amendment and not otherwise defined herein, shall have the meaning given them in the Investment Agreement.

WHEREAS, pursuant to the Exchange Agreement, dated as of August 18, 2009 (the “Exchange Agreement”), among the Company, OEPX, LLC and the Investors, the Company will issue, subject to the terms and conditions set forth therein, shares of preferred stock, par value $0.10 per share of the Company (“Preferred Stock”) and warrants (“Warrants”) to acquire 7,500,000 shares of common stock, par value $0.10 per share, of the Company (“Common Stock”), in exchange for the consideration set forth in the Exchange Agreement;

WHEREAS, pursuant to the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company (the “Certificate of Designation”), filed with the Michigan Department of Energy, Labor and Economic Growth on August 18, 2009, the Company shall, in certain circumstances, deliver a portion of the liquidation preference relating to the Preferred Stock in shares of Common Stock;

WHEREAS, Sagard is the Beneficial Owner of approximately 15.3% of the outstanding shares of Common Stock and Tinicum is the Beneficial Owner of approximately 13.3% of the outstanding shares of Common Stock;

WHEREAS, the Investment Agreement provides that, among other things and subject to certain conditions, for so long as any Investor holds greater than 10% of the issued and outstanding Voting Shares, such Investor shall not acquire beneficial ownership of additional Equity Securities;

WHEREAS, on August 17, 2009, the Board of Directors of the Company adopted a resolution approving the execution of this Amendment and, pursuant to Section 6.3 of the Investment Agreement, hereby amends the Investment Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and Investor have been in all respects duly authorized by the Company and the Investor.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendment of Section 4.1. (a) Section 4.1(a)(i) of the Investment Agreement is hereby amended by adding the phrase “, other than pursuant to the exercise of such Investor’s rights under Section 4.5” at the end thereof.

(b) Section 4.1 of the Investment Agreement is hereby amended by adding the following at the end thereof as a new Section 4.1(e):

“Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.1 shall not prohibit either of the Investors or their respective Affiliates from:

(i) entering into the Exchange Agreement, dated August 18, 2009 (the “Exchange Agreement”), among the Company, OEPX, LLC and the Investors and consummating the transactions contemplated thereby, or acquiring shares of Preferred Stock (as defined in the Exchange Agreement) having such rights, privileges, preferences and other terms as set forth in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company (the “Certificate of Designation”), filed with the Secretary of State of the State of Michigan on August 18, 2009;

(ii) acquiring shares of Common Stock from the Company pursuant to, and in accordance with, the terms of the Certificate of Designation upon redemption of the Preferred Stock (the “Redemption Shares”);

(iii) following a redemption of the Preferred Stock in which the Company elects to pay the Participation Amount (as defined in the Certificate of Designation), if any, in cash, acquiring up to 1,451,345.19708 shares of Common Stock in the case of Sagard and up to 1,480,126.92229 shares of Common Stock in the case of Tinicum (collectively, in each case, as such number may be adjusted in accordance with terms of the Certificate of Designation, the “Redemption Purchase Shares”) with the proceeds of such redemption during the five (5) year period following receipt thereof; provided, that in the case of this clause (iii), to the extent that such acquisition of shares causes either Investor, immediately following such acquisition, to beneficially own more than 40.0% of the issued and outstanding shares of Common Stock (the “Voting Cap”), from the date of consummation of such acquisition until such time that such Investor no longer beneficially owns Common Stock in excess of the Voting Cap, such Investor hereby agrees that with respect to each matter for which a vote of the Company’s shareholders is properly taken (a “Shareholders’ Vote”), such Investor shall vote such shares of Common Stock beneficially owned by it which are, at the time of any such vote, in excess of the Voting Cap in proportion with the votes cast by all holders of Common Stock (including, for the avoidance of doubt, votes cast by such Investor with respect to its shares of Common Stock below the Voting Cap) for each Shareholders’ Vote;

(iv) entering into, or complying with, the agreement to vote certain shares of Common Stock as described in clause (iii) above;

(v) in the case of Sagard, entering into the Warrant, dated August 18, 2009, between the Company and Sagard and consummating the transactions contemplated thereby (including, for the avoidance of doubt, acquiring shares of Common Stock upon exercise of such Warrant);

(vi) in the case of Tinicum Capital Partners II, L.P., entering into the Warrant, dated August 18, 2009, between the Company and Tinicum Capital Partners II, L.P. and consummating the transactions contemplated thereby (including, for the avoidance of doubt, acquiring shares of Common Stock upon exercise of such Warrant);

(vii) in the case of Tinicum Capital Partners II Parallel Fund, L.P., entering into the Warrant, dated August 18, 2009, between the Company and Tinicum Capital Partners II Parallel Fund, L.P. and consummating the transactions contemplated thereby (including, for the avoidance of doubt, acquiring shares of Common Stock upon exercise of such Warrant); and

(viii) in the case of Tinicum Capital Partners II Executive Fund L.L.C., entering into the Warrant, dated August 18, 2009, between the Company and Tinicum Capital Partners II Executive Fund L.L.C. and consummating the transactions contemplated thereby (including, for the avoidance of doubt, acquiring shares of Common Stock upon exercise of such Warrant) (the transactions contemplated in clauses (i) through (viii) above collectively, the “Permitted Transactions”).”

Section 3. Waiver of Section 4.1(a)(v). For the avoidance of doubt, the Company hereby confirms that as of the date of this Amendment, there has been no violation of Section 4.1(a)(v) of the Investment Agreement as a result of this Amendment or the transactions contemplated by the Exchange Agreement.

Section 4. Amendment of Section 4.3. Section 4.3 of the Investment Agreement is hereby amended by adding the following at the end thereof as a new Section 4.3(g):

“For the avoidance of doubt, Section 9(b) of the Certificate of Designation permits each Investor to designate up to one person each to the Board of Directors in certain circumstances and Section 9(c) of the Certificate of Designation provides for the creation and maintenance of an Administrative Committee of the Board of Directors, each of which, is in addition to the rights in this Section 4.3, and shall in no way be construed to diminish, or be duplicative of, the rights herein.”

Section 5. Amendment of Section 4.5. Section 4.5 of the Investment Agreement is hereby amended as set forth below.

(a) In the first sentence therein, replacing the word “or” with “,” at the end of clause (i).

(b) In the first sentence therein, adding the following new clause (iii) immediately after the existing clause (ii):

“or (iii) to the Equity Investor pursuant to any transactions set forth in clause (i), (ii) or (v) of the definition of Permitted Transactions ( as defined in the Equity Investment Agreement, as amended on August 18, 2009),”

(c) At the end of the first sentence therein, replacing the phrase “acquired by the Investors at Closing Date” with the phrase “beneficially owned by such Investor”.

(d) In clause (y) of the second sentence therein, replacing the phrase “the number of shares of Common Stock held by such Investor” with the phrase “the number of shares of Common Stock beneficially owned by such Investor”.

(e) The following sentence is added to the end of the section:

“For purposes of this Section 4.5, the number of shares of Common Stock beneficially owned by any Investor shall also include (i) any Redemption Shares issuable or issued to such Investor pursuant to the Certificate of Designation and (ii) any Redemption Purchase Shares acquired by such Investor. For the avoidance of doubt, for purposes of this Section 4.5, the phrase “beneficially owned” shall have the meaning set forth in Section 4.1(c), provided, that the term “Affiliate”, in each instance where such term is used in the definition of “beneficial ownership” in Section 4.1(c), shall not include any entities who are exempted from the “standstill” restrictions in Section 4.1(a) pursuant solely to the exception in Section 4.1(b).”

Section 6. Effect of Amendment. Except as amended by this Amendment, the Investment Agreement shall continue in full force and effect.

Section 7. Miscellaneous. Sections 6.3 through 6.17 of the Investment Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the Company and the Investor have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano Jr.
Name:	Thomas J. Vacchiano Jr.
Title:	Chief Executive Officer

SAGARD CAPITAL PARTNERS, L.P.

By:	Sagard Capital Partners GP, Inc.,
its general partner

By:	/s/ Daniel Friedberg
Name:	Daniel Friedberg
Title:	Chief Executive Officer

TINICUM CAPITAL PARTNERS II, L.P.

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

TINICUM CAPITAL PARTNERS II PARALLEL FUND, L.P.

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member

TINICUM CAPITAL PARTNERS II EXECUTIVE FUND, L.L.C.

By:	/s/ Robert J. Kelly
Name:	Robert J. Kelly
Title:	Member